Investor Contacts:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

Allison Malkin
ICR, Inc.
(203) 682-8225

Media Contact:
Marisa Jacobs
Express, Inc.
(614) 474-4465

EXPRESS, INC. ANNOUNCES MANAGEMENT CHANGE
PERRY PERICLEOUS PROMOTED TO CHIEF FINANCIAL OFFICER

Columbus, Ohio - July 6, 2015 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating approximately 630 stores, today announced that Perry Pericleous, previously Vice President, Finance has been promoted to Senior Vice President, Chief Financial Officer and Treasurer reporting to Matthew Moellering, Executive Vice President and Chief Operating Officer. Mr. Pericleous succeeds Paul Dascoli who has left the Company, effective today.
David Kornberg, the Company's President and Chief Executive Officer, stated: “Perry is a natural choice for the Chief Financial Officer position at Express given his deep knowledge of our business and financials, his strong leadership skills and proven track record of performance during his 15 year tenure at our Company. Perry’s business acumen and financial discipline will be highly valuable to us as we continue to execute our growth strategies and work to profitably grow our business in the near and long term. I also want to thank Paul for his many contributions since joining Express in the fall of 2011.”
Matthew Moellering, Executive Vice President and Chief Operating Officer, stated: “We are pleased to be in the position to promote Perry to Chief Financial Officer and expect a seamless transition. In this new role, we look forward to leveraging Perry’s deep financial and operational skills and strong thought leadership in an even greater way. I also want to thank Paul for his service to Express over the past three and a half years.”
Mr. Pericleous, 42, is a 15-year veteran of the Company and most recently served as Vice President, Finance with responsibility for all Financial Planning and Analysis functions. Mr. Pericleous joined Express in 1999 and has served in roles of increasing responsibility in both finance and accounting since that time. Mr. Pericleous began his career at Drug Emporium and Value City Department Stores.
Perry Pericleous, stated: “I am extremely pleased to take on the responsibilities as Chief Financial Officer. I have had the privilege of being part of Express for the past 15 years and am excited to work with the team in this new role to drive long-term shareholder value.”
About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. Express has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 600 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada, and Puerto Rico. Express merchandise is also available at franchise locations in the Middle East, Latin America, and South Africa. Express also markets and sells its products through its e-commerce website, www.express.com, as well as its mobile app for iOS.
Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, statements regarding the Company's future plans and initiatives, including its growth strategies and plans. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including, our product offerings relative to customer demand, the mix of merchandise we sell, and promotions; (4) competition from other retailers; (5) customer traffic at malls, shopping centers, and at our stores and customer traffic to our website; (6) our dependence on a strong brand image; (7) our ability to develop and maintain a reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain disruption; (13) our dependence upon key executive management; (14) our growth strategy, including our new store, e-commerce, and international expansion plans; (15) our reliance on third parties to provide us with certain key services for our business; (16) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (17) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (18) impairment charges on long-lived assets; (19) substantial lease obligations; (20) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rates; and (21) restrictions imposed on us under the terms of our asset-based loan facility. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as otherwise required by law.